AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of April, 2013, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”) on behalf of its separate series, the GoodHaven Funds listed on Exhibit V attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement on behalf of the series; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit V is hereby superseded and replaced with Amended Exhibit V attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy
Name: Elaine E. Richards	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

GoodHaven	1

Amended Exhibit V to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Name of Series
GoodHaven Fund

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at April 1, 2013
Annual Fee Based Upon Average Net Assets Per Fund*
 [ ] basis points on the first $[ ] million
 [ ] basis points on the next $[ ] million
 [ ] basis points on the next $[ ] million
 [ ] basis points on the balance

Minimum annual fee:  $[ ] per fund

▪  Additional fee of $[ ] for each additional class
▪  Additional fee of $[ ] per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪  Daily Performance Reporting
▪  Advisor Information Source Web Portal
▪  USBFS Legal Administration (e.g., registration statement update)

CCO Annual Fees (Per Advisor Relationship/Fund)*
▪  $[ ] /fund (subject to change based on Board review and approval)
▪  $[ ] / sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature acknowledges approval of the two (2) fee schedules on this Amended Exhibit V.

GoodHaven Capital Management, LLC

By:  /s/ Larry Pitkowsky

Name: Larry Pitkowsky

Title:  Managing Partner   Date: 4/24/13

GoodHaven	2

Amended Exhibit V (continued) to the
Professionally Managed Portfolios Fund Administration Servicing Agreement
FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES - FEE SCHEDULE at April 1, 2013
Annual Legal Administration (INCLUDED IN ANNUAL FEE)
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪  [ ] basis point on assets
▪  $[ ] additional minimum

Additional Services (NOT INCLUDED IN ANNUAL FEE)
▪  New fund launch – as negotiated based upon specific requirements
▪  Subsequent new fund launch – $[ ] /project
▪  Subsequent new share class launch – $[ ] /project
▪  Multi-managed funds – as negotiated based upon specific requirements
▪  Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪  Base fee – $[ ] /fund per year
▪  Setup – $[ ] /fund group
▪  Data Feed  – $[ ] /security per month
Section 15(c) Reporting
▪  $[ ] /fund per report – first class
▪  $[ ] /additional class report

Equity Attribution
▪  $[ ] first user
▪  $[ ] 2nd user
▪  $[ ] thereafter
▪  Plus, $[ ] - $[ ] annually

Electronic Board Materials
▪  USBFS will establish a unique client board URL and load/maintain all fund board book data for the main fund board meetings and meetings for up to two separate committees
▪  Up to [ ] non-USBFS users including advisor, legal, audit, etc.
▪  Complete application, data and user security – data encryption and password protected
▪  On-line customized board materials preparation workflow
▪  Includes web-based and local/off-line versions
▪  Includes complete initial and ongoing user training
▪  Includes 24/7/365 access via toll free number
▪  Includes remote diagnostics for each user, including firewall and network issues
▪  Triple server backup / failover

Annual Fee
▪  $[ ] /year (includes [ ] external users)
▪  $[ ] /year per additional user
▪  $[ ] implementation/setup fee

Daily Pre- and Post-Tax Performance Reporting (INCLUDED IN ANNUAL FEE)
▪  Performance Service – $[ ] /CUSIP per month
▪  Setup – $[ ] /CUSIP
▪  Conversion – quoted separately
▪  FTP Delivery – $[ ] setup /FTP site

Advisor Information Source Web Portal (INCLUDED IN ANNUAL FEE)
▪  $[ ] /fund per month
▪  Specialized projects will be analyzed and an estimate will be provided prior to work being performed

GoodHaven	3